Exhibit 10.1

August 14, 2007

VIA OVERNIGHT COURIER AND
FACSIMILE - 301-944-6700

MiddleBrook Pharmaceuticals, Inc.
20425 Seneca Meadows Parkway
Germantown, MD 20876
Attn: Mr. Robert Low

Re: Merrill Lynch Capital - MiddleBrook

Mr. Low:

Reference is made to that certain Credit and Security Agreement dated June 30, 2006 (as amended, modified, restated or supplemented from time to time, the “Credit Agreement”) between MIDDLEBROOK PHARMACEUTICALS, INC., f/k/a Advancis Pharmaceutical Corporation (“Borrower”), and MERRILL LYNCH CAPITAL, a division of Merrill Lynch Business Financial Services Inc., individually as a lender and as agent (“Merrill Lynch”). All capitalized terms used herein and not defined herein shall have the meaning ascribed to such terms in the Credit Agreement.

Pursuant to the Credit Agreement and the other Financing Documents, Borrower is required to abide by certain agreements, covenants and warranties, all as required by Merrill Lynch in consideration for making the Revolving Loans and as more particularly set forth in the Credit Agreement. Borrower has requested Merrill Lynch’s consent for certain actions, which if made without Merrill Lynch’s consent, would be a violation of the Credit Agreement and an Event of Default thereunder.

Borrower has requested that Merrill Lynch agree that the financial covenant contained in Section 6.1 of the Credit Agreement (Revenue/Invoiced Products) shall not be tested for the fiscal quarter ending September 30, 2007 (it being understood that any failure to comply with such covenants for such quarter shall not cause or result in any Default or Event of Default) (the “Consent Item”).

Borrower represents and warrants to Merrill Lynch that: (a) after giving effect to this Letter Agreement, no Default or Event of Default has occurred and is continuing, and (b) all of the terms and conditions of the Credit Agreement and other Financing Documents are hereby ratified and confirmed and continue unchanged and in full force and effect. Borrower hereby confirms and agrees that all security interests and liens granted to Merrill Lynch on behalf of Lenders continue to be perfected, first priority liens and remain in full force and effect and shall continue to secure the Obligations. All Collateral remains free and clear of any liens other than liens in favor of Merrill Lynch or otherwise permitted under the Credit Agreement.

As a condition to the effectiveness of this letter agreement, Borrowers shall pay to Merrill Lynch a non-refundable waiver fee (“Consent Fee”) in an amount equal to Twenty Thousand Dollars ($20,000.00), which Consent Fee shall be fully earned upon the execution by Merrill Lynch of this letter agreement and such Consent Fee shall be due and payable in immediately available funds.

In reliance upon Borrower’s confirmation of the above representations and warranties and upon (i) Borrower’s delivery of a fully executed original of this letter agreement and (ii) payment in full of the Consent Fee, Merrill Lynch hereby consents to the Consent Item. Such consent shall in no way constitute a waiver or consent of any Default or Event of Default which may occur or have occurred but which is not specifically referenced as a “Consent Item” nor shall it obligate Merrill Lynch to provide any further waiver or consent of any Default or Event of Default (whether similar or dissimilar, including any subsequent Events of Default resulting from a failure to comply with Section 6.1 of the Credit Agreement).

Without limiting in any manner any of the indemnification provisions set forth in the Credit Agreement, Borrower hereby indemnifies and agrees to defend and hold harmless Merrill Lynch and its partners, officers, agents and employees from and against any liability, loss, cost, expense (including reasonable attorneys’ fees and expenses for both in-house and outside counsel), claim, damage, suit, action or proceeding ever suffered or incurred by Merrill Lynch or in which Merrill Lynch may ever be or become involved (whether as a party, witness or otherwise) arising out of, resulting from or in any way relating to the Consent Item, which indemnification shall survive the payment in full of the Obligations and the termination of the Credit Agreement.

Borrower, voluntarily, knowingly, unconditionally and irrevocably, with specific and express intent, for and on behalf of itself and its agents, attorneys, heirs, successors, and assigns (collectively the “Releasing Parties”), does hereby fully and completely release, acquit and forever discharge each of Merrill Lynch and its partners, officers, directors, employees, agents, affiliates, representatives, successors and assigns (the “Released Parties”) of and from any and all actions, causes of action, suits, debts, disputes, damages, claims, obligations, liabilities, costs, expenses and demands of any kind whatsoever, at law or in equity, whether matured or unmatured, liquidated or unliquidated, vested or contingent, choate or inchoate, known or unknown that the Releasing Parties (or any of them) has against the Released Parties or any of them (whether directly or indirectly). Borrower acknowledges that the foregoing release is a material inducement to Merrill Lynch’s decision to consent and has been relied upon by Merrill Lynch in consenting to the Consent Item contemplated hereunder.

Borrower shall be responsible for the payment of all reasonable fees of Merrill Lynch’s counsel incurred in connection with the preparation of this letter agreement.

Please acknowledge your receipt of this letter and your agreement with the terms set forth herein by signing below where indicated, and forward an execution copy to me via facsimile and overnight courier.

Nothing in this letter agreement shall be deemed to modify, amend or supplement anything contained in the Credit Agreement and the other Financing Documents, or be deemed to be a consent to any action by Borrower, or waiver of any default under the Credit Agreement, except as expressly and specifically stated herein. This letter may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one the same agreement. Delivery of an executed counterpart of this letter by facsimile shall be equally as effective as delivery of an original executed counterpart by this letter.
Very truly yours,

MERRILL LYNCH CAPITAL, a division of Merrill Lynch Business Financial Services Inc., as Administrative Agent and a Lender

By:	/s/ Maurice Amsellem
Name:	Maurice Amsellem
Title:	Vice President

Acknowledged and Agreed:

MIDDLEBROOK PHARMACEUTICALS, INC.

By:	/s/ Robert C. Low
Name:	Robert C. Low
Title:	Vice President, Finance and CFO